UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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ALBEMARLE CORPORATION
_____________________________________________________________________________________________

(Name of Registrant as Specified in its Charter)

_____________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Albemarle Corporation (“Company” or “Albemarle”) will be held at the Pavilion at the Company’s principal executive offices, 330 South Fourth Street, Richmond, Virginia, on Wednesday, April 19, 2006, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

1.	To elect a Board of Directors to serve for the ensuing year;

2.	To approve the 2006 Stock Compensation Plan for Non-Employee Directors of Albemarle Corporation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

4.	To conduct any other business properly raised at the meeting.

     Holders of shares of Albemarle common stock of record at the close of business on February 15, 2006, will be entitled to vote at the meeting.

     You are requested to vote your shares promptly by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided, or by telephone or over the Internet, regardless of whether you expect to attend the meeting.

     If you are present at the meeting, you may vote in person even if you already have voted your proxy by mail, by telephone or over the Internet.

     Seating at the meeting will be on a first-come, first-served basis. To ensure that you have a seat, please arrive early. Refreshments will be served prior to the start of the meeting.

By Order of the Board of Directors

Luther C. Kissam, IV, Secretary

March 14, 2006

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
ALBEMARLE CORPORATION

TO BE HELD APRIL 19, 2006
APPROXIMATE DATE OF MAILING – MARCH 20, 2006

Q:	Who is eligible to vote?

A:	You may vote if you owned shares of Albemarle common stock on February 15, 2006, the date established by the Board of Directors under Virginia law for determining shareholders entitled to notice of and to vote at the meeting. On the record date, there were outstanding 46,999,041 shares of Albemarle common stock. Each share of Albemarle common stock is entitled to one vote.

Q:	Who is asking for my vote and why are you sending me this document?

A:	The Board of Directors asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this proxy statement.

The Company is providing this proxy statement and related proxy card to shareholders of the Company in connection with the solicitation by the Board of Directors of proxies to be voted at the meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document also is called a proxy or a proxy card. Floyd D. Gottwald, Jr., Seymour S. Preston III and William M. Gottwald have been designated as proxies or proxy holders for the 2006 annual meeting.

Q:	What will I be voting on at the meeting?

A:	You will be voting on the following matters:
•	Election of 11 directors.

•	Approval of the 2006 Stock Compensation Plan for Non-Employee Directors of Albemarle Corporation.

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

•	Any other business properly raised at the meeting.

Q:	What vote is needed to elect directors?

A:	The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Albemarle common stock voted in the election of directors.

Q:	What vote is needed to approve the 2006 Stock Compensation Plan for Non-Employee Directors of Albemarle Corporation?

A:	The approval of the 2006 Stock Compensation Plan for Non-Employee Directors of Albemarle Corporation (the “2006 Plan”) requires the affirmative vote of the holders of a majority of the shares of Albemarle common stock cast on the proposal to approve the 2006 Plan, provided that the total of the votes cast on the proposal to approve the 2006 Plan represents over 50% of the outstanding shares of Albemarle common stock.

Q:	What vote is needed to ratify the appointment of PricewaterhouseCoopers LLP?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board of Directors recommends that shareholders vote “FOR” all of the nominees for director, “FOR” approval of the 2006 Plan and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP.

Q:	How do I vote?

A:	You may vote

•	by attending the meeting and voting in person,

•	by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided or

•	by telephone or over the Internet by following the instructions provided on the enclosed proxy card.

Even if you plan to attend the meeting, the Company encourages you to vote your shares by proxy.

Q:	Can I change or revoke my vote?

A:	Any shareholder giving a proxy may change or revoke it at any time before it is voted at the meeting. A proxy can be changed or revoked by

•	delivering a later dated proxy, or written notice of revocation, to the Secretary of the Company at the address listed under “Shareholder Proposals” on page 37 or

•	appearing at the meeting and voting in person.

If you voted by telephone or over the Internet, you can also revoke your vote by any of these methods or you can change your vote by voting again by telephone or over the Internet. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy by telephone or over the Internet. Your attendance at the meeting will not itself revoke a proxy.

Q:	What if I do not specify a choice for a matter when returning a proxy?

A:	Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, it is intended that all proxies that are signed and returned will be voted “FOR” the election of all nominees for director, “FOR” approval of the 2006 Plan and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP and according to the discretion of the proxy holders on any other business proposal properly raised at the meeting.

Q:	Will my shares be voted if I do not provide my proxy?

A:	It will depend on how your ownership of shares of Albemarle common stock is registered. If you own your shares as a registered holder, which means that your shares of Albemarle common stock are registered in your name, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement, which is explained under “What constitutes a quorum for the meeting?” below.

If you own your shares of Albemarle common stock in street name, which means that your shares are registered in the name of your broker, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under the rules of the New York Stock Exchange to vote shares for which their clients do not provide voting instructions on certain “routine” matters.

Based on the rules of the New York Stock Exchange (the “NYSE”), we believe that the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm are routine matters for which brokerage firms may vote on behalf of their clients if no voting instructions are provided. Based on the rules of the NYSE, we believe that the approval of the 2006 Plan is not a routine matter and if your broker has not received your voting instructions with respect to 2006 Plan, your broker cannot vote your shares on the proposal to approve the 2006 Plan. This is called a broker non-vote.

Q:	Are abstentions and broker non-votes counted?

A:	Abstentions and broker non-votes and, with respect to the election of directors, withheld votes will not be included in the vote totals for the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP and will not affect the outcome of the vote for these proposals.

Abstentions will have the same effect as a vote against the proposal to approve the 2006 Plan. Broker non-votes will have no effect on the proposal to approve the 2006 Plan, provided that the total vote cast on the proposal to approve the 2006 Plan represents over 50% of the outstanding shares of Albemarle common stock.

Q:	What constitutes a quorum for the meeting?

A:	In order for the meeting to be conducted, a majority of the outstanding shares of Albemarle common stock as of the record date must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Q:	Where can I find the results of the annual meeting?

A:	The Company intends to announce preliminary voting results at the annual meeting and publish final results in the Company’s Quarterly Report on Form 10-Q for the first quarter of 2006.

Q:	Where can I find the Company’s corporate governance materials?

A:	The Company’s Corporate Governance Guidelines, Code of Conduct and the charters of the Audit, Executive Compensation, and Corporate Governance and Social Responsibility Committees are available on the Company’s Internet website at http://www.albemarle.com/Investor_information/Corporate_information/Corporate_governance/, and are available in print to any shareholder upon request by contacting the Company’s investor relations department as described in “—How can I obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005?” below.

Q:	How do I communicate with the Board of Directors?

A:	Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of the Board or a specified individual member of the Board in writing by mail at Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Chairman of the Corporate Governance and Social Responsibility Committee or by electronic mail at governance@albemarle.com. The Chairman of the Corporate Governance and Social Responsibility Committee and his or her duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Chairman of the Corporate Governance and Social Responsibility Committee is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to (1) the full Board, (2) one or more committee members, (3) one or more Board members and/or (4) other individuals or entities.

Q:	Who pays for the solicitation of proxies?

A:	The Company will pay for the cost of the solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone by employees of the Company. The Altman Group, Inc. has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. The Company will pay that firm approximately $5,500 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters.

Q:	How can I obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005?

A:	A copy of the Company’s Annual Report on Form 10-K is enclosed.

The Company will provide without charge to each person to whom this proxy statement has been delivered, on the request of any such person, additional copies of the Company’s Annual Report on Form 10-K, including the financial statements and financial statement schedules. Requests should be directed to the Company’s investor relations department as described below:

Albemarle Corporation 330 South Fourth Street Richmond, Virginia 23219 Attention: Investor Relations Telephone: (804) 788-6107

You can also obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 free of charge through the Company’s Internet website at http://www.albemarle.com. The Company makes available free of charge through its Internet website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as well as reports on Forms 3, 4 and 5 filed pursuant to Section 16 of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission. The information on the Company’s Internet website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the Securities and Exchange Commission.

     PROPOSAL NO. 1
ELECTION OF DIRECTORS

     The Corporate Governance and Social Responsibility Committee has recommended to the Board of Directors, and the Board of Directors has approved, the persons named below as nominees for election to the Board of Directors. R. William Ide III, who was appointed to serve as a director of the Company by the Board of Directors on December 16, 2005, was recommended to the Corporate Governance and Social Responsibility Committee by our Chief Executive Officer. Each of the nominees presently serves as a director. Proxies will be voted for the election of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate) as directors for the ensuing year. The Board of Directors has no reason to believe that any of the nominees will be unavailable. Set forth below is certain information about the nominees for election to the Board of Directors as of March 1, 2006.

Mark C. Rohr; age 54; director since 2001; President and Chief Executive Officer since
October 1, 2002, having previously served as President and Chief Operating Officer of the Company from January 1, 2000 through September 30, 2002, and Executive Vice
President of the Company from March 22, 1999 through December 31, 1999, and Senior
Vice President, Specialty Chemicals, of Occidental Chemical Corporation (chemical manufacturer with interests in basic chemicals, vinyls, petrochemicals and specialty products and a subsidiary of Occidental Petroleum Corporation) prior thereto.

Charles E. Stewart; age 70; director since 1997; consultant, having previously served as
Executive Vice President of Occidental Chemical Corporation.

William M. Gottwald; age 58; director since 1999; Chairman of the Board of Directors of the
Company since March 28, 2001, having previously served as Vice President, Corporate
Strategy, of the Company. Other directorship: Tredegar Corporation.

Seymour S. Preston III; age 72; director since 1996; President of The Millrace Group
(consulting services), having previously served as Chairman of the Board and Chief
Executive Officer of AAC Engineered Systems, Inc. (manufacturer of centrifugal deburring and finishing machinery) from December 1994 through August 2003. Other directorship: Tufco Technologies Inc.

John Sherman, Jr.; age 60; director since 2003; retired, having previously served as Vice
Chairman of Scott & Stringfellow, Inc. (regional brokerage) from September 1, 2002 through December 31, 2005 and as President and Chief Executive Officer of Scott &
Stringfellow prior thereto.

Floyd D. Gottwald, Jr.; age 83; director since 1994; Vice Chairman of the Board and Chairman of the Executive Committee of the Board since October 1, 2002, having previously served as Chairman of the Executive Committee and Chief Executive Officer of the
Company from March 28, 2001 through September 30, 2002, and Chairman of the Board and Executive Committee and Chief Executive Officer of the Company prior thereto.

Richard L. Morrill; age 66; director since 2002; Chancellor of the University of Richmond since July 1, 1998, having previously served as Distinguished University Professor of

Ethics and Democratic Values from July 1, 1998 until June 1, 2004, and as President of the University of Richmond. Other directorship: Tredegar Corporation (Chairman of the
Board).

Anne Marie Whittemore; age 59; director since 1996; Partner of McGuireWoods LLP (law firm). Other directorships: Owens & Minor, Inc. and T. Rowe Price Group, Inc.

John D. Gottwald; age 51; director since 1994; President and Chief Executive Officer of
Tredegar Corporation (global manufacturer of plastic films and aluminum extrusions)
since March 1, 2006, having previously served as Chairman of the Board of Tredegar
Corporation from September 11, 2001 through February 28, 2006 and as President and
Chief Executive Officer of Tredegar Corporation prior thereto. Other directorship:
Tredegar Corporation.

J. Alfred Broaddus, Jr.; age 66; director since 2004; retired, having previously served as
President of the Federal Reserve Bank of Richmond until July 31, 2004. Other directorships: Markel Corporation, Owens & Minor, Inc. and T. Rowe Price Group, Inc.

R. William Ide III; age 65; director since December 16, 2005; Partner of McKenna Long &
Aldridge LLP (law firm). Other directorships: AFC Enterprises, Inc.

     The Board recommends that shareholders vote “FOR” all of the nominees listed above.

Board of Directors

     The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on the Company’s website at http://www.albemarle.com/Investor_information/Corporate_information/ Corporate_governance/.

  Independence of Directors

     The Board of Directors has determined that Broaddus, Ide, Morrill, Preston, Sherman, Stewart and Whittemore are “independent” directors within the listing standards of the NYSE and the independence standards of the Company’s Corporate Governance Guidelines, which are set forth below.

     As set forth in the Company’s Corporate Governance Guidelines, in order for a director to be considered “independent” by the Board of Directors, he or she must (1) be free of any relationship that, applying the rules of the NYSE, would preclude a finding of independence and (2) not have any material relationship (either directly or as a partner, shareholder or officer of an organization) with the Company or any of its affiliates or any executive officer of the Company or any of its affiliates. In evaluating the materiality of any such relationship, the Board of Directors takes into consideration whether disclosure of the relationship would be required by the proxy rules under the Exchange Act. If disclosure of the relationship is required, the Board of Directors must make a determination that the relationship is not material as a prerequisite to finding that the director is “independent.”

     With respect to Ide, the Board of Directors carefully considered the Company’s relationship with the law firm of which Ide is a partner and to which the Company paid fees during 2005 prior to Ide’s appointment and determined that such relationship is not material and does not prevent Ide from being “independent” within the listing standards of the NYSE and the independence standards of the Company’s Corporate Governance Guidelines. See “Certain Relationships and Related Transactions” below.

  Board Meetings

     The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval, and may hold special meetings between scheduled meetings when appropriate. During 2005, the Board held six meetings. During 2005, each of the directors attended at least 94% of the aggregate of (1) the total number of meetings of all committees of the Board on which the director then served and (2) the total number of meetings of the Board of Directors.

  Meetings of Non-Management Directors; Presiding Director

     Executive sessions of the independent members of the Board of Directors and executive sessions of the non-management members of the Board of Directors were held regularly in conjunction with scheduled Board meetings in 2005. The Chairman of the Corporate Governance and Social Responsibility Committee presides at the executive session of the non-management directors, as provided in the Company’s Corporate Governance Guidelines. Shareholders and other interested persons may contact the Chairman of the Corporate Governance and Social Responsibility Committee or the non-management members of the Board of Directors as a group through the method described in “Questions and Answers — How do I communicate with the Board of Directors?” on page 4.

  Attendance at Annual Meeting

     As set forth in the Company’s Corporate Governance Guidelines, the Company expects all directors to attend the annual meeting of shareholders each year. All directors, with the exception of Ide, attended last year’s annual meeting of shareholders. Ide was not serving as a director of the Company at the time of last year’s annual meeting of shareholders.

  Director Continuing Education

     The Company encourages directors to attend director continuing education programs. In 2005, seven of our directors attended director continuing education programs accredited by Institutional Shareholders Services.

Committees of the Board

     The Board of Directors has established various committees to assist it with the performance of its responsibilities. These committees and their current members are described below.

  Audit Committee

     Sherman (Chairman), Broaddus, Ide and Preston currently serve on the Company’s Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website. See “Questions and Answers — Where can I find the Company’s corporate governance materials?” on page 4. During 2005, the Audit Committee met on 11 occasions. The Board of Directors has determined that the members of the Audit Committee are “independent” within the meaning of the enhanced independence standards for audit committee members in the Exchange Act and the rules thereunder, as incorporated into the listing standards of the NYSE, and the independence standards of the Company’s Corporate Governance Guidelines. The Board of Directors has also determined that each of Sherman and Preston is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002. For a description of the Audit Committee’s function, see the Audit Committee Report beginning on page 31.

  Executive Compensation Committee

     Morrill (Chairman), Preston and Whittemore currently serve on the Company’s Executive Compensation Committee. The Executive Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website. See “Questions and Answers — Where can I find the Company’s corporate governance materials?” on page 4. The Board of Directors has determined that all of the members of the Executive Compensation Committee are “independent” within the meaning of the listing standards of the NYSE and the independence standards of the Company’s Corporate Governance Guidelines. During 2005, the Executive Compensation Committee met on 10 occasions. This committee approves the salaries of executive-level employees. It also approves bonus awards, certain consultant agreements and initial salaries of new executive-level personnel and may grant stock options, stock appreciation rights (“SARs”), performance units, restricted stock and incentive awards under the Company’s 2003 Incentive Plan (the “2003 Incentive Plan”). For a description of the objectives of the Company’s executive compensation program, see the Executive Compensation Committee Report beginning on page 24.

  Corporate Governance and Social Responsibility Committee

     Stewart (Chairman), Ide, Morrill and Whittemore currently serve on the Company’s Corporate Governance and Social Responsibility Committee. The Corporate Governance and Social Responsibility Committee, formerly known as the Nominating and Governance Committee, operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website. See “Questions and Answers — Where can I find the Company’s corporate governance materials?” on page 4. The Board of Directors has determined that all of the members of the Corporate Governance and Social Responsibility Committee are “independent” within the meaning of the listing standards of the NYSE and the independence standards of the Company’s Corporate Governance Guidelines. During 2005, the Corporate Governance and Social Responsibility Committee met on six occasions. The primary purposes and responsibilities of the Corporate Governance and Social Responsibility Committee are (1) to identify individuals qualified to become directors, consistent with the criteria approved by the Board and set forth in the Corporate Governance Guidelines, (2) to recommend to the Board the selection of nominees for election to the Board of Directors, (3) to recommend to the Board the individual directors to serve on the committees of the Board, (4) to recommend to the Board corporate governance guidelines and oversee related governance matters and (5) to advise the Board on matters that impact corporate social responsibility, advocacy and the Company’s reputation.

     Director Candidate Recommendations and Nominations by Shareholders. The Corporate Governance and Social Responsibility Committee’s charter provides that the Corporate Governance and Social Responsibility Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Corporate Governance and Social Responsibility Committee through the method described in “Questions and Answers — How do I communicate with the Board of Directors?” on page 4. In addition, in accordance with the Company’s bylaws, any shareholder entitled to vote for the election of directors may nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in the bylaws and summarized in “Shareholder Proposals” on pages 37-38.

     Corporate Governance and Social Responsibility Committee Process for Identifying and Evaluating Director Candidates. The Corporate Governance and Social Responsibility Committee evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines. The Corporate Governance and Social Responsibility Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the background and expertise of individual Board members as well as the background and expertise of the Board as a whole. In addition, the Corporate Governance and Social Responsibility Committee will evaluate a candidate’s independence and his or her background and expertise in the context of the Board’s needs. There are no differences in the manner in which the Corporate Governance and Social Responsibility Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Corporate Governance and Social Responsibility Committee did not receive any recommendations from any shareholders in connection with the annual meeting.

Compensation of Directors

  Director Compensation

     In 2005, non-employee directors were paid $15,800 per quarter ($63,200 per year) for service as a director. In addition, non-employee directors received an additional amount based on their committee service: Audit Committee members received $2,250 per quarter ($9,000 per year) and, from January 1, 2005 to July 14, 2005, the Chairman of the Audit Committee received an additional $1,500 per quarter ($6,000 per year), which amount was increased to $2,250 per quarter ($9,000 per year) as of July 15, 2005; Executive Compensation Committee members received $1,750 per quarter ($7,000 per year) and the Chairman of the Executive Compensation Committee received an additional $1,125 per quarter ($4,500 per year); and Corporate Governance and Social Responsibility members received $1,250 per quarter ($5,000 per year) and the Chairman of the Corporate Governance and Social Responsibility Committee received an additional $750 per quarter ($3,000 per year). In addition, we reimbursed each of our non-employee directors for reasonable travel expenses incurred in connection with attending Board and Board Committee meetings. Employee members of the Board of Directors were not paid separately for service on the Board.

  Stock Ownership Requirements

     Under the Company’s policy for stock ownership by its non-employee directors, all non-employee directors are to achieve ownership of Albemarle common stock equal to the lesser of 5,000 shares, or $150,000 value, after five years of service as a director. Currently, all of the Company’s non-employee directors with at least five years of service satisfy these stock ownership requirements for non-employee directors.

  Retirement Compensation

     Any director who became a member of the Board on or before October 27, 1999 and retires from the Board after age 60 with at least five years’ service on the Board will receive, commencing with retirement from the Board, $12,000 per year for life, payable in quarterly installments. The following current directors will be eligible for this benefit upon their retirement after age 60: Stewart, Preston, Whittemore, John D. Gottwald, William M. Gottwald and Floyd D. Gottwald, Jr. The payment period limitation on this benefit may be waived in certain circumstances. In addition, such retirement payments to former directors may not commence and may be discontinued under certain circumstances. Retirement benefits are not available to any director who became a member of the Board after October 27, 1999.

  Deferred Compensation

     Non-employee directors may defer, in 10% increments, all or part of their retainer fee and/or meeting fees into either a deferred cash account or a deferred stock account (the “Deferred Compensation Plan”), or a percentage of the fees into each of the accounts, in 10% increments, both of which are unfunded and maintained for record-keeping purposes only. Distributions under the Deferred Compensation Plan will be paid in a single sum unless the participant specifies installment payments over a period up to 10 years. Deferred cash account amounts are paid in the form of cash and deferred stock account amounts are paid in whole shares of stock. Unless otherwise elected by the participant, distributions will begin on February 15 following the earlier of the participant’s attainment of age 65 or ceasing to be a director. The maximum aggregate number of shares of Albemarle common stock that may be issued under the Deferred Compensation Plan is 100,000 shares. Broaddus, Morrill and Sherman have elected to defer all or a part of their retainer fees and/or meeting fees into the deferred stock account and, as of December 31, 2005, had accumulated 980, 2,163 and 1,968 phantom shares, respectively, representing an equivalent number of shares of Albemarle common stock, under the Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     William M. Gottwald, a director and Chairman of the Board of the Company, and John D. Gottwald, a director of the Company, are sons of Floyd D. Gottwald, Jr., a director and Vice Chairman of the Board and Chairman of the Executive Committee of the Company. The members of the family of Floyd D. Gottwald, Jr. may be deemed to be control persons of the Company.

     During 2005, the Company paid the law firm of McKenna Long & Aldridge LLP fees in the amount of $74,296 for legal services provided to the Company. Ide, a director of the Company, is a partner of McKenna Long & Aldridge. The fees paid by the Company to McKenna Long & Aldridge are not included in the determination of the compensation Ide receives from McKenna Long & Aldridge and were paid by the Company prior to Ide’s appointment to the Board of Directors. The Company no longer uses McKenna Long & Aldridge for any legal services.

     On January 30, 2006, the Company entered into a Stock Purchase Agreement, with each of Floyd D. Gottwald, Jr. and John D. Gottwald, pursuant to which the Company agreed to purchase an aggregate of 120,000 shares of Albemarle common stock from Floyd D. Gottwald, Jr. and an aggregate of 85,655 shares of Albemarle common stock from John D. Gottwald at a price of $43.66 per share. The purchase price was $0.05 less than the average closing price of a share of Albemarle common stock on the NYSE for the third through the fifth business day following the date of release to the public of the Company’s earnings for the year ended December 31, 2005. The transaction was approved by the Company’s Audit Committee and closed on February 6, 2006.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of the forms required by Section 16(a) of the Exchange Act that have been received by the Company, the Company believes there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of Albemarle common stock.

     STOCK OWNERSHIP

Principal Shareholders

     The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Company, was the beneficial owner, as of December 31, 2005, of more than 5% of the outstanding voting shares of the Company.

Title of Class	Name and Address of Beneficial Owners	Number of Shares	Percent of Class

Common Stock	Floyd D. Gottwald, Jr., William M. Gottwald, John D. Gottwald and James T. Gottwald 330 South Fourth Street Richmond, Virginia 23219	8,688,509(a)(b)(c)	18.43%

	JPMorgan Chase & Co. 270 Park Avenue New York, New York 10017	4,910,938(d)	10.5%(d)

	FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	4,662,090(e)	10.0%(e)
_________________________

(a)	As of December 31, 2005, Floyd D. Gottwald, Jr. and his adult sons, William M. Gottwald, John D. Gottwald and James T. Gottwald, had sole voting and investment power over all of the shares disclosed, except 3,866,557 shares held by their respective wives, children and in certain trust relationships as to which they disclaim beneficial ownership. As of December 31, 2005, Floyd D. Gottwald, Jr. beneficially owned 4,691,158 shares (9.99%) of Albemarle common stock, and William M. Gottwald, John D. Gottwald and James T. Gottwald beneficially owned 2,981,976 shares (6.35%), 2,060,905 shares (4.41%) and 1,983,355 shares (4.24%), respectively, of Albemarle common stock. The overlap in beneficial ownership caused by certain shared trust relationships has been eliminated in calculating the 8,688,509 shares listed above. This overlap, however, has not been eliminated in calculating the amount and percentage of outstanding voting shares of the Company beneficially owned by each of William M. Gottwald, John D. Gottwald and James T. Gottwald. Floyd D. Gottwald, Jr. and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Albemarle common stock.

(b)	This amount includes any shares held by Merrill Lynch Trust Company (“Merrill Lynch”), as Trustee under the Company’s savings plan (the “Albemarle Savings Plan”) for the benefit of William M. Gottwald. This amount does not include shares held by the Trustee of the Albemarle Savings Plan for the benefit of other employees. Floyd D. Gottwald, Jr. is not eligible to participate in the Albemarle Savings Plan. Shares held under the Albemarle Savings Plan are voted by the Trustee in accordance with instructions solicited from employees participating in the Albemarle Savings Plan. If a participating employee does not give the Trustee voting instructions, his or her shares generally are voted by the Trustee in accordance with the Board of Directors’ recommendations to the shareholders. Because Floyd D. Gottwald, Jr., William M. Gottwald and John D. Gottwald are directors and/or executive officers and, together with James T. Gottwald, among the largest shareholders of the Company, they may be deemed to be control persons of the Company and to have the capacity to control any such recommendation of the Board of Directors.

(c)	This amount does not include any shares held by Frank Russell Trust Company, Tacoma, Washington, as Trustee under the Tredegar Corporation Retirement Savings Plan (the “Tredegar Savings Plan”). It also does not include shares held by Merrill Lynch, as Trustee under the savings plan of NewMarket Corporation (the “NewMarket Savings Plan”) for the benefit of employees of NewMarket Corporation. Shares held under the Tredegar Savings Plan and the NewMarket Savings Plan are voted by the Trustees in accordance with instructions solicited from each participating employee. With respect to shares of Albemarle common stock, if a participating employee does not give the Trustees voting instructions, his or her shares generally are voted by the Trustees in accordance with the recommendations of Albemarle’s Board of Directors to its shareholders. Because Floyd D. Gottwald, Jr., William M. Gottwald and John D. Gottwald are directors and/or executive officers and, together with James T. Gottwald, among the largest shareholders of Albemarle, they may be deemed to have the capacity to control any such recommendation of the Board of Directors.

(d)	Based solely on the information contained in Amendment No. 1 to the Schedule 13G filed by JPMorgan Chase & Co. with the Securities and Exchange Commission on February 8, 2006.

(e)	Based solely on the information contained in the Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2006.

Directors and Executive Officers

     The following table sets forth as of December 31, 2005, the beneficial ownership of Albemarle common stock by each director of the Company, executive officer named in the Summary Compensation Table on page 16 (the “Named Officers”), and all directors and executive officers of the Company as a group.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power[1]	Number of Shares with Shared Voting and Investment Power	Total Number of Shares	Percent of Class[2]

J. Alfred Broaddus, Jr.	—	—	—[3]
Richard J. Diemer, Jr.	20,063	3,000	23,063
Floyd D. Gottwald, Jr.	1,191,158	3,500,000[4]	4,691,158	9.99%
John D. Gottwald	500,540	1,560,365[5]	2,060,905	4.41%
William M. Gottwald	1,154,833	1,827,143[6]	2,981,976	6.35%
R. William Ide III	—	—	—
Luther C. Kissam, IV	5,449	—	5,449
Richard L. Morrill	3,577	1,500	5,077[7]
Seymour S. Preston III	15,831	—	15,831
George A. Newbill	155,091	—	155,091
Mark C. Rohr	447,503	—	447,503
John Sherman, Jr.	8,000	—	8,000[8]
Charles E. Stewart	11,000	—	11,000
John M. Steitz	89,457	—	89,457
Anne Marie Whittemore	6,280	350[9]	6,630
Directors and executive
officers as a group (20	3,755,090	5,377,346	9,132,436	19.08%
persons)[10]
__________________

[1]	The amounts in this column include shares of Albemarle common stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of December 31, 2005: Floyd D. Gottwald, Jr.: 195,000 shares; William M. Gottwald: 240,000 shares; Newbill: 71,000 shares; Rohr: 425,000 shares; Steitz: 83,000 shares; and directors and executive officers as a group: 1,125,000 shares.

[2]	Except as indicated, each person owns less than 1% of Albemarle common stock.

3	Broaddus has elected to defer all or a part of his retainer fees and/or meeting fees into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Albemarle common stock. The phantom shares are not reflected in the table above. See “Compensation of Directors—Deferred Compensation” on page 11.

4	Floyd D. Gottwald, Jr. disclaims beneficial ownership of all 3,500,000 of such shares.

5	John D. Gottwald disclaims beneficial ownership of all 1,560,365 of such shares. The 1,560,365 shares include 1,500,000 shares of Albemarle common stock that John D. Gottwald may be deemed to own beneficially. Such shares constitute his interest as beneficiary of a trust of which he is a co-trustee.

6	William M. Gottwald disclaims beneficial ownership of all 1,827,143 of such shares. The 1,827,143 shares include 1,500,000 shares of Albemarle common stock that William M. Gottwald may be deemed to own beneficially. Such shares constitute his interest as beneficiary of a trust of which he is a co-trustee.

7	Morrill has elected to defer all or a part of his retainer fees and/or meeting fees into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Albemarle common stock. The phantom shares are not reflected in the table above. See “Compensation of Directors—Deferred Compensation” on page 11.

8	Sherman has elected to defer all or a part of his retainer fees and/or meeting fees into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Albemarle common stock. The phantom shares are not reflected in the table above. See “Compensation of Directors—Deferred Compensation” on page 11.

9	Whittemore disclaims beneficial ownership of all 350 of such shares.

10	John D. Gottwald and William M. Gottwald share voting and investment power for 1,515,012 shares of Albemarle common stock. This overlap in beneficial ownership has been eliminated in calculating the number of shares and percentage of the class owned by the Company’s directors and executive officers as a group.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table presents information relating to total compensation of the Named Officers for each of the fiscal years ended December 31, 2005, 2004 and 2003.

Option/SAR Grants in Last Fiscal Year

     The following table presents information concerning grants of stock options and SARs to the Named Officers for the fiscal year ended December 31, 2005. Each of the following options relates to Albemarle Common Stock and does not include a related SAR.

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

     The following table presents information concerning stock options and SAR exercises by the Named Officers and fiscal year-end option/SAR values as of December 31, 2005.

Equity Compensation Plan Information

     The following table presents information as of December 31, 2005 with respect to compensation plans under which shares of Albemarle common stock are authorized for issuance. The table does not include securities that may be issuable under the 2006 Plan, which is being submitted to shareholders for approval at the annual meeting and has not been implemented.

Retirement Benefits

     In 2004, the Company implemented a new defined contribution retirement benefit for all non-represented employees hired on or after April 1, 2004. Non-represented employees hired prior to that date continue to participate in the Company’s defined benefit pension plan.

     The following table illustrates, under the Company’s defined benefit pension plan for salaried employees, the estimated benefits upon retirement at age 65, determined as of December 31, 2005, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), they will be paid under the Company’s supplemental executive retirement plan (“SERP”). This table includes the amounts that would be payable under the qualified pension plan and the SERP.

Pension Plan Table for Employees Hired Prior to April 1, 2004*

* Assumes attainment of age 65 in 2005 and Social Security Covered Compensation of $48,696.

     The benefit formula under the pension plan is based on the participant’s final average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. However, for participants who retire on or after December 31, 2010, final average earnings shall be determined as of December 31, 2010, except that for participants who retire on or after December 31, 2015, final average earnings shall be determined as of December 31, 2012, and for participants who retire on or after December 31, 2020, final average earnings shall be determined as of December 31, 2014. The years of pension benefit service for the Named Officers as of December 31, 2005 are: William M. Gottwald, 25; Rohr, 7; Newbill, 41; Steitz, 6; and Kissam, 3. Benefits under the pension plan are computed on the basis of a life annuity with 60 months of guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security or other offset payments.

     The Company maintains a SERP in the form of a non-qualified pension plan that provides eligible individuals the difference between the benefits they actually accrue under the qualified plan but for the maximum benefit limitations and the limitation on compensation pursuant to the Code that may be recognized under the qualified plan and deferrals of their compensation under the Company’s Executive Deferred Compensation Plan. These benefits are paid at the time and in the form corresponding benefits are paid under the qualified pension plan, except that effective February 1, 2006, all such benefits shall be paid in one lump sum payment.

     In addition to the retirement benefits provided under the Company’s defined pension plan and the SERP, which are reflected in the table above, certain key employees may be granted special pension service benefits equal to 4% per annum of the employee’s average pay over his or her last three years multiplied by the number of years of service to the Company up to 15 years, net of certain other benefits received from the Company (including amounts received under the qualified and non-qualified plans) and Social Security; these benefits vest only after the employee has completed five years of service with the Company and are paid out in the form of a 100% survivor annuity with 60 payments guaranteed, on the later of (1) age 55 (65 if the employee has not completed at least 10 years of service with the Company and is not disabled), and (2) the employee’s separation from service (except that for key employees as defined under relevant law, not earlier than six months after the employee’s separation from service). Effective February 1, 2006, all such benefits shall be paid in one lump sum payment. These benefits have been granted to Rohr, Kissam and Steitz. In addition, certain key employees may be granted special pension benefits based on their service and compensation with Ethyl Corporation; these benefits are vested at all times and are paid out in the form of a 100% survivor annuity with 60 payments guaranteed, on the later of (1) age 55 (65 if the employee has not completed at least 10 years of service with the Company and is not disabled), and (2) the employee’s separation from service (except that for key employees as defined under relevant law, no earlier than six months after the employee’s separation from service). Effective February 1, 2006, all such benefits shall be paid in one lump sum payment except that Floyd D. Gottwald, Jr.’s benefit will be paid in the form of a 100% survivor annuity with 60 payments guaranteed. Such benefits have been provided to William M. Gottwald and Floyd D. Gottwald, Jr. Floyd D. Gottwald, Jr.’s benefits under the SERP are offset by his benefits payable under the Ethyl Corporation qualified and non-qualified retirement plans. His benefits were frozen as of December 31, 2002, except that he was credited with three additional years of service to the Company to reflect his continued service to the Company. All benefits under the SERP will be immediately paid if, within 24 months after a change in control, a participant’s employment is terminated by the Company or the participant resigns due to a change or diminution of responsibilities or compensation, a reduction of benefit level or eligibility, or refusal by a successor company to assume the participant’s severance agreement.

     In 2005, the Company amended and restated the SERP. Some of the amendments to the SERP were made to ensure compliance with Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004 (“Code Section 409A”), which imposes new restrictions and requirements that must be satisfied in order to assure the deferred taxation of benefits as intended by the SERP. The SERP was further amended in 2005 to freeze Final Average Compensation (as defined in the SERP) as of December 31, 2010 for participants who retire after December 31, 2010, other than for participants who retire after December 31, 2015 or December 31, 2020 for whom Final Average Compensation will be frozen as of December 31, 2012 and December 31, 2014, respectively.

Executive Deferred Compensation Plan

     Company contributions that cannot be made under the Company’s qualified employee savings plan because of limitations under the Code are credited under the Company’s Executive Deferred Compensation Plan (the “EDCP”). In addition to the savings plan make-up contributions, an EDCP participant may elect to defer up to 50% of his or her salary and/or 100% of each bonus paid in a year. Certain employees of the Company may receive an additional credit under the EDCP each year equal to a percentage (determined by the committee that administers the EDCP) of base salary plus target bonus. This benefit will be vested only if the participant has completed five years of service with the Company.

     In 2005, the Company amended and restated the EDCP. Generally, the amendments to the EDCP were made to ensure compliance with Code Section 409A in order to assure the deferred taxation of benefits as intended by the EDCP. Code Section 409A is effective as to amounts deferred or vested after 2004.

AGREEMENTS WITH EXECUTIVE OFFICERS

Agreement with Rohr

     The Company has a compensation arrangement with Rohr that contains change in control provisions. In the event that a change in control of the Company were to occur and one or more of the events described below were to occur within 24 months thereafter, Rohr may elect to resign in which case (a) he will receive a lump sum payment equal to two times his annual compensation, including base salary and annual incentive compensation, at the previous year’s payment amount, (b) all vested outstanding options will become exercisable and (c) all restricted stock will become non-forfeitable. In addition, in the event that a change in control of the Company were to occur and one or more of the events described below were to occur within 24 months thereafter during the first 10 years of his employment, Rohr will also receive an adjusted benefit payable at normal retirement age under the Company’s non-qualified pension plan without offset from other benefits. The events include (1) a change or diminution of responsibilities or compensation, (2) relocation, (3) a reduction of benefit eligibility or level and (4) failure by a successor company to assume his severance agreement. These benefits also apply in the event that Rohr’s employment is terminated following a change in control of the Company.

Agreement with Diemer

     The Company entered into a compensation arrangement with Diemer on July 26, 2005. The compensation arrangement provides that Diemer will receive an annual base salary of $365,000. Under the compensation arrangement, Diemer is entitled to a bonus equal to a target amount of 50% of base salary under the Company’s 2003 Incentive Plan. For 2005, the bonus amount was prorated based on time worked and actual performance, with a minimum payment of $150,000. In addition, Diemer received 50,000 stock options under the 2003 Incentive Plan, with a 10-year term that will completely vest after three years from the date of grant. Diemer also received 20,000 shares of restricted stock that fully vest after five years. To compensate Diemer for the loss of earned, but unvested incentive stock grants from his previous employer, the Company paid Diemer $140,000 in September 2005 and will pay Diemer $130,000 on January 1, 2007. Mr. Diemer is eligible to receive grants of performance units in accordance with the 2003 Incentive Plan. In addition, Diemer will participate in the Albemarle Savings Plan, the Company’s defined contribution retirement benefit plan and the EDCP.

     The compensation arrangement with Diemer also contains change in control provisions. In the event that a change in control of the Company were to occur and one or more of the events described below were to occur within 24 months thereafter, Diemer may elect to resign in which case (a) he will receive a lump sum payment equal to two times his annual compensation, including base salary and annual incentive compensation, at the previous year’s payment amount, (b) all vested outstanding options will become exercisable and (c) all restricted stock will become non-forfeitable. The events include (1) a change or diminution of responsibilities or compensation, (2) a reduction of benefit eligibility or level, (3) failure by a successor company to assume his severance agreement or (4) termination. In addition, in the event that Diemer’s employment is terminated within the first five years for reasons other than for cause, the Company will pay him a severance equal to one times his then current annual compensation including both salary and annual incentive compensation at the target amount.

Agreement with Kissam

     The Company has a compensation arrangement with Kissam that contains change in control provisions. In the event that a change in control of the Company were to occur and one or more of the events described below were to occur within 24 months thereafter, Kissam may elect to resign in which case (a) he will receive a lump sum payment equal to two times his annual compensation, including base salary and annual incentive compensation, at the previous year’s payment amount, (b) all vested outstanding options will become exercisable and (c) all restricted stock will become non-forfeitable. In addition, in the event that a change in control of the Company were to occur and one or more of the events described below were to occur within 24 months thereafter during the first 10 years of his employment, Kissam will also receive an adjusted benefit payable at normal retirement age under the Company’s non-qualified pension plan without offset from other benefits. The events include (1) a change or diminution of responsibilities or compensation, (2) a reduction of benefit eligibility or level, (3) failure by a successor company to assume his severance agreement or (4) termination. In the event that Kissam’s employment is terminated within the first five years for reasons other than for cause, the Company will pay him a severance equal to one times his then current annual compensation including both salary and annual incentive compensation at the target amount.

THE EXECUTIVE COMPENSATION COMMITTEE REPORT

     This report of the Executive Compensation Committee of the Board of Directors (the “Committee”) describes the objectives of the Company’s executive compensation program, the various components of the program, and explains the basis of decisions regarding 2005 executive compensation.

     The Committee, which consists of three independent directors, held 10 meetings during 2005. The Committee retained an outside consultant to provide competitive information and to assist in designing compensation plans. The Committee regularly met in executive session as well as with management and conducted interviews of nine senior managers in the course of evaluating the compensation programs and executive performance. The Committee follows regulatory and legislative developments and considers corporate governance best practices in its work.

     The philosophy and incentive programs that constitute the executive compensation program are outlined below.

     Overall Objectives of Executive Compensation Program. The Committee’s guiding philosophy is to establish executive compensation policies that are linked to the creation of sustained shareholder value. The following objectives serve as the guiding principles for all compensation decisions:

  Provide a competitive total compensation opportunity that will enable the Company  to attract, retain and motivate highly-qualified executives;

  Align compensation opportunities with shareholder interests by making the executive compensation program highly sensitive to the Company’s performance, which is defined in terms of long-term profitability and creating shareholder value; and

  Provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.

     Compensation Program Components. The Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual incentives and long-term incentives with each component compared to the median of the market for all positions in the aggregate. Individuals may be compensated above or below the median of the marketplace based on the Company’s performance and on considerations of individual performance and experience. The Committee considers all elements of the program when setting compensation levels.

     The Committee periodically meets individually with members of senior management in order to assess progress toward meeting long-term objectives approved by the Board of Directors.

     The Committee utilizes compensation surveys to aid in the determination of competitive levels of executive pay. The surveys include companies that are larger and smaller than the Company. Surveys include companies in the chemical business, including, but not limited to, some of the companies included in the S&P 1500 Specialty Chemicals Index and the S&P 1500 Diversified Chemicals Index shown in the performance graph on page 29. The Committee also utilizes executive compensation information compiled from the proxy statements of other chemical companies with whom the Company specifically compares itself. References to the “market” in this report refer to these survey and proxy data.

     Base Salaries. Base salaries are determined in accordance with the responsibilities of each officer, median market data for the position and the officer’s performance. The Committee considers each of these factors but does not assign a specific value to each factor. Furthermore, a subjective element is acknowledged in evaluating the officer’s overall accountabilities to the extent such may be specific to the Company and the demonstrated capabilities of the individual.

     The competitive salary levels for officers were evaluated as part of the annual assessment conducted by the Committee’s independent consultant in 2004. Based on that review, salaries were generally increased above 2004 levels. These increases followed a year where most salaries were frozen, and some executives’ salaries were reduced by 10%, including the salary of the Chief Executive Officer. Salary increases applicable to officers were approved by the Committee for 2005 and averaged approximately 5%.

     Annual Incentives. The purpose of the annual incentive component is to create a substantial incentive to officers and key employees to maximize shareholder value and to provide a means for recognizing individual contribution to corporate and business unit results.

     Key features of the annual incentive program include the following:

  A primary emphasis on sustained growth in profit as measured by net income before special items;

  A significant emphasis on the achievement of key growth objectives related to revenue growth, free cash flow and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) margin;

  A qualitative assessment of the Company’s strategic achievements in areas of stewardship, governance and development of people;

  A structured, objective approach to determine awards; and

  Recognition of individual achievement and contribution of participants.

     The Committee in conjunction with senior management reviews annual incentive awards. Awards are based on an evaluation of the performance, level of responsibility and leadership of the individual in relation to overall corporate results. For 2005, annual incentives were based on the performance of the Company as a whole. The performance of the Company reflected growth in revenue by 39% compared to 2004 as a result of growth in the Company’s base businesses including a full year of revenue from the Refinery Catalysts acquisition. Despite significantly escalating raw material and energy costs, the Company achieved growth in net income before special items in excess of 50% over 2004 and exceeded challenging free cash flow goals established at the start of the year. In addition, the Committee evaluated certain strategic goals related to stewardship, corporate governance and development of people as exceeding target for the year. Annual incentives were awarded significantly above annual targets set in the program, reflecting this superior performance.

     Stock Options and Restricted Awards. The Committee believes strongly that equity-based awards are an integral part of total compensation for officers and certain key managers with significant responsibility for the long-term results of the Company. Stock options and performance share awards that are tied to corporate performance provide an effective means of delivering incentive compensation and also encourage stock ownership on the part of management.

     The 2003 Incentive Plan was approved by the shareholders of the Company in 2003 and replaced the predecessor plan from 1998. It defines the incentive arrangements for eligible participants and:

  Authorizes the granting of stock options, stock appreciation rights, performance shares, restricted stock and other incentive awards, all of which may be made subject to the attainment of performance goals established by the Committee;

  Provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and

  Establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant in the 2003 Incentive Plan.

     The Committee has considered alternatives to utilizing stock options as the primary long-term incentive vehicle for senior executives. As a result, the Committee granted performance unit awards to executives in 2004 in order to reward growth in shareholder value based on operating results and in recognition of the changing nature of executive compensation. These grants may be earned based on achievement of net income goals over the succeeding two years after the grant is made and are vested in equal increments when earned and the following year. Future long-term incentive grants will be made on a biannual cycle and as such, no performance unit grant was awarded in 2005. In accordance with the 2003 Incentive Plan, the incentive awards of stock options were made to certain other members of management who were offered employment with Albemarle during 2005.

     Stock Ownership Guidelines. To further align the interests of members of management with the Company’s shareholders, the Committee has established stock ownership guidelines that encourage the accumulation and retention of Albemarle common stock. The guidelines call for certain members of management to hold a minimum multiple of base salary in shares of Albemarle common stock by the end of the fifth calendar year of participation in the Company’s Incentive Plans. Participation in the 2003 Incentive Plan beyond the fifth calendar year is contingent upon satisfying the applicable guidelines. The current guidelines are as follows:

  Chief Executive Officer                         4 x salary

  Other Named Executive Officers           3 x salary

  Other officers                                         1 x to 2 x salary (depending upon position)

     At the end of 2005, all members of management covered by these guidelines for five years had met their applicable ownership targets. In concert with changes in future long-term incentive awards noted above, stock ownership guidelines for officers were modified in 2004, to be effective in 2006, as performance unit awards granted in 2004 are earned. Officers will be required to maintain direct share ownership equal to 60% of the performance units grants made in 2004 and 2006. New officers after 2004 will be required to maintain direct share ownership equal to 60% of the first two grants they receive after becoming an officer of the Company.

     Discussion of 2005 Compensation for the Chief Executive Officer. The Committee met periodically with the Chief Executive Officer, Mark C. Rohr, interviewed key senior executives and reviewed the performance of the Company as well as that of Mr. Rohr for 2005. The Committee, after due deliberation, increased Mr. Rohr’s salary in 2005 to restore the 10% reduction from the prior year, and after consultation with the Committee’s independent compensation consultant, ultimately established his salary at an annual rate of $775,000 in 2005. This change of 29% compared to 2003 (before his voluntary salary reduction) was felt to be appropriate and not excessive when viewed in context of total Chief Executive Officer compensation for comparative peer companies in the chemical industry. Based on the full year’s results for 2005, the Committee awarded Rohr a bonus of $1,000,000. This decision was made in recognition of his strategic leadership of the Company, which has grown dramatically through his leadership in terms of revenue and net income over the past year. The Company achieved outstanding results in the areas of stewardship and corporate governance, overcame significant profit challenges in terms of sharply rising raw materials and energy costs, and successfully integrated a major acquisition, while paying down corporate debt through effective cash management.

     Overall Evaluation of Compensation of Chief Executive Officer and Other Executive Officers. In making its determination of executive compensation, the Committee reviewed all components of the Chief Executive Officer’s and each of the executive officer’s compensation, including base salary, bonus, equity and long-term incentive compensation, retirement benefits and the costs of all perquisites received. Based on its review, the Committee believes total compensation for the Chief Executive Officer and each other executive officer is within the range of compensation offered by peer group companies and is reasonable and not excessive.

     Deductibility of Compensation. The Committee has carefully considered Section 162(m) of the Internal Revenue Code, as amended, which provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Company’s executive officers. The Committee intends, except in special circumstances, that grants of options, awards of performance shares, restricted stock and other cash incentive awards under the 2003 Incentive Plan will comply with the requirements of Section 162(m).

THE EXECUTIVE COMPENSATION COMMITTEE

Richard L. Morrill, Chairman
Seymour S. Preston III
Anne M. Whittemore

March 9, 2006

PERFORMANCE GRAPH

Cumulative Total Shareholder Return*
Performance through December 31, 2005

Date	Albemarle	S&P 500 Companies	S&P 1500 Specialty Chemicals (excluding Albemarle)	S&P 1500 Diversified Chemicals
12/31/00	$100.00	$100.00	$100.00	$100.00
12/31/01	$99.29	$109.33	$96.07	$88.17
12/31/02	$120.00	$109.70	$92.29	$68.73
12/31/03	$129.04	$132.89	$116.92	$88.41
12/31/04	$169.63	$154.32	$136.71	$98.00
12/31/05	$170.87	$153.83	$125.52	$102.80

     *Assumes $100 invested on last day of December 2000. Dividends are reinvested quarterly.

     The S&P 1500 Specialty Chemicals Index includes the following companies: A. Schulman, Inc., Arch Chemicals, Inc., Chemtura Corporation, Cytec Industries Inc., Ecolab Inc., Ferro Corporation, H.B. Fuller Company, International Flavors & Fragrances Inc., The Lubrizol Corporation, MacDermid, Incorporated, Material Sciences Corporation, Minerals Technologies

Inc., OM Group, Inc., OMNOVA Solutions Inc., Polyone Corporation, Quaker Chemical Corporation, Rohm and Haas Company, RPM International Inc., Sensient Technologies Corporation, Sigma-Aldrich Corporation and The Valspar Corporation. The S&P 1500 Diversified Chemicals Index includes the following companies: Ashland Inc., Cabot Corporation, The Dow Chemical Company, E.I. duPont de Nemours and Company, Eastman Chemical Company, Engelhard Corporation, FMC Corporation, Hercules Incorporated, Olin Corporation, Penford Corporation and PPG Industries, Inc.

THE AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee approves the selection of the Company’s independent registered public accounting firm.

     Management is responsible for the Company’s disclosure controls, internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met privately with management, the internal auditors and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, all of whom have unrestricted access to the Audit Committee.

     The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 90 (Codification of Statements on Accounting Standards), including the scope of the auditor’s responsibilities whether there are any significant accounting adjustments or any disagreements with management.

     The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP relating to the independence of that firm as required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP that firm’s independence from the Company.

     The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. Based on this review and these discussions, the representation of management that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2005 to be filed with the Securities and Exchange Commission.

     The Audit Committee also reviews with management and the independent registered public accounting firm the results of that firm’s review of the unaudited financial statements that are included in the Company’s quarterly reports on Form 10-Q.

Audit Committee Pre-Approval Policy

     The Audit Committee has adopted a policy for the provision of audit services and permitted non-audit services by the Company’s independent registered public accounting firm. The Company’s chief financial officer has primary responsibility to the Audit Committee for administration and enforcement of this policy and for reporting non-compliance. Under the policy, the chief financial officer is responsible for presenting to the Audit Committee an annual budget and plan for audit services and for any proposed audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services included. Any services included within the budget and plan that the Audit Committee approves require no further Committee approval for that budget year. All other audit and permissible non-audit engagements of the independent registered public accounting firm must be approved in advance by the Audit Committee. The pre-approval requirements do not prohibit the delivery of permissible non-audit services that were not recognized as non-audit services at the time of the engagement so long as (1) all such services are less than 5% of revenues paid to the independent registered public accounting firm for the fiscal year and (2) the services are approved by the Audit Committee prior to completion of the audit.

Fees Billed by PricewaterhouseCoopers LLP

     The Audit Committee reviews the fees charged by the Company’s independent registered public accounting firm. During the fiscal years ended December 31, 2005 and December 31, 2004, PricewaterhouseCoopers LLP billed the Company the fees set forth below in connection with services rendered by that firm to the Company.

     Audit Fees. Audit fees include professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements, including its assessment of the Company’s internal control over financial reporting, and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client and consents and assistance with and review of documents filed with the Securities and Exchange Commission.

     Audit-Related Fees. Audit-related fees includes reviews of the Company’s employee benefit plans, due diligence related to mergers and acquisitions, audits in connection with acquisitions, planning performed in 2004, and consultation on financial accounting and reporting standards. For 2005 and 2004, amounts billed to Albemarle were primarily related to employee benefit plan reviews and mergers and acquisitions due diligence and audits.

     Tax Fees. Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes

(“compliance”), and planning, research and advice supporting the Company’s efforts to maximize the tax efficiency of its operations (“planning”). For the fiscal years ended December 31, 2005 and December 31, 2004, payments for compliance totaled $2,139,000 and $1,475,00, respectively, and payments for planning were $201,000 and $926,000, respectively.

     All Other Fees. This category includes minor miscellaneous fees.

THE AUDIT COMMITTEE

John Sherman, Jr., Chairman
J. Alfred Broaddus, Jr.
R. William Ide III
Seymour S. Preston III

March 9, 2006

PROPOSAL NO. 2
APPROVAL OF 2006 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE
DIRECTORS OF ALBEMARLE CORPORATION

     The Board of Directors proposes that the shareholders approve the 2006 Stock Compensation Plan for Non-Employee Directors of Albemarle Corporation (the “2006 Plan”), adopted by the Board on December 16, 2005, subject to the approval of the Company’s shareholders. The 2006 Plan permits the grant of shares of Albemarle common stock to each of the Company’s non-employee Directors.

     The Board of Directors believes that the 2006 Plan will benefit the Company by (1) providing greater incentive for directors of the Company and (2) enabling such directors to participate in the future success of the Company and to associate their interests with those of the Company and its shareholders and, in turn, to create additional shareholder value.

     The following summary of the material features of the 2006 Plan is qualified in its entirety by reference to the 2006 Plan, a copy of which is attached as an annex to the electronic copy of this proxy statement filed with the Securities and Exchange Commission and may be accessed from the Securities and Exchange Commission’s website at http://www.sec.gov.

Administration

     The Corporate Governance and Social Responsibility Committee will administer the 2006 Plan. The Committee will interpret all provisions of the 2006 Plan, establish administrative regulations to further the purpose of the 2006 Plan and take any other action necessary for the proper operation of the 2006 Plan. All decisions and acts of the Committee shall be final and binding upon all participants in the 2006 Plan.

Eligibility

     Each non-employee who is a director of the Company on the effective date of the 2006 Plan or who thereafter becomes a director of the Company shall be a participant in the 2006 Plan (a “participant”) until the non-employee director is no longer serving as a non-employee director of the Company. The Board of Directors currently includes eight non-employee directors.

Grant of Shares

     On the first business days of January, April, July and October of each calendar year, the Company will grant to each participant 100 shares (or such other amount as the Board may determine from time to time) of Albemarle common stock. The Board has the authority to increase the amount of shares of Albemarle common stock issued to each participant during the calendar year, but in no event shall more than 1,000 shares of Albemarle common stock be issued to a participant during any calendar year. In the event of a change in capital, shares of capital stock, or any special distribution to the shareholders of the Company, the Board will make equitable adjustments in the number of shares of Albemarle common stock that have been, or thereafter may be, granted to participants.

Share Authorization

     The maximum aggregate number of shares of Albemarle common stock that may be issued under the 2006 Plan is 75,000 shares.

Amendment and Termination

     The Board may amend, suspend or terminate the 2006 Plan, but no such amendment shall, (1) increase the number of shares of Albemarle common stock that may be granted to any participant, except as previously described in “Grant of Shares” above, or (2) increase the total number of shares of Albemarle common stock that may be granted under the 2006 Plan; provided, however, that the 2006 Plan may not be amended more than once every six months other than to comply with changes in the Code or any rules or regulations promulgated thereunder. Any amendment of the 2006 Plan must comply with the rules of the NYSE.

Federal Income Tax Consequences

     With respect to shares of Albemarle common stock granted under the 2006 Plan, when such shares of Albemarle common stock are granted, each participant must recognize ordinary income in an amount equal to the fair market value of the shares of Albemarle common stock received. The Company will receive a deduction of the same amount at that time.

     The tax treatment upon disposition of shares of Albemarle common stock acquired under the 2006 Plan will depend on how long the shares of Albemarle common stock have been held. There will be no tax consequences to the Company upon the disposition of shares of Albemarle common stock acquired under the 2006 Plan.

Vote Required

     The approval of the 2006 Plan requires the affirmative vote of the holders of a majority of the shares of Albemarle common stock cast on the 2006 Plan, provided that the total vote cast on the 2006 Plan represents over 50% of the outstanding shares of Albemarle common stock. Abstentions will have the same effect as a vote against the proposal to approve the 2006 Plan. Broker non-votes will have no effect on the proposal to approve the 2006 Plan, provided that the total vote cast on the proposal to approve the 2006 Plan represents over 50% of the outstanding shares of Albemarle common stock.

Other Information

     The following table sets forth the anticipated annual benefits to be received by non-employee directors under the 2006 Plan:

New Plan Benefits

2006 Stock Compensation Plan for Non-Employee Directors of Albemarle Corporation

	Dollar Value[1]	Number of Shares[2]
Each Individual Non-Employee Director	$15,340	400
Non-Executive Director Group (8 in total)[3]	$122,720	3,200

______________________________

1 These values are based on $38.35 per share, the closing price of Albemarle common stock on the NYSE on December 30, 2005.

2 Assumes that the Company grants 100 shares of Albemarle common stock on the first business day of January, April, July and October of each calendar year.

3 Assumes no change in the number of non-employee directors and that each non-employee director remains in office.

     The Board recommends that shareholders vote “FOR” the 2006 Stock Compensation Plan for Non-Employee Directors of Albemarle Corporation.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

     PricewaterhouseCoopers LLP’s principal function is to audit the consolidated financial statements of the Company and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Company’s quarterly reports.

     The Board and Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

     Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. Under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm.

SHAREHOLDER PROPOSALS

     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2007 annual meeting of shareholders must present such proposal to the Company’s Secretary at the Company’s principal office at 330 South Fourth Street, Richmond, Virginia 23219 not later than November 10, 2006, in order for the proposal to be considered for inclusion in the Company’s proxy statement. The Company anticipates holding the 2007 annual meeting on Wednesday, April 18, 2007.

     The Company’s bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election to the Board by delivering written notice to the Secretary of the Company. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the ninetieth day nor earlier than the close of business on the one-hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one-hundred twentieth day prior to such special meeting, and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting.

     The shareholder’s notice must include

  as to each person whom the shareholder proposes to nominate for election as a director:

    all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

    such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

  as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

    the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner;

    the class and number of shares of capital stock of the Company that are owned beneficially and of record by such shareholder and such beneficial owner;

    a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

  a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

     Because the 2006 annual meeting is to be held on April 19, 2006, the Secretary of the Company must receive written notice of a shareholder proposal to be acted upon at the 2007 annual meeting not later than the close of business on January 19, 2007 nor earlier than the close of business on December 20, 2006.

     In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

  as to each matter:

    a brief description of the business desired to be brought before the meeting;

    the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment);

    the reasons for conducting such business at the meeting;

    any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

    as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

     The requirements found in the Company’s bylaws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in the Company’s proxy statement.

CERTAIN MATTERS RELATING TO PROXY MATERIALS
AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

     This proxy statement and the Company’s Annual Report on Form 10-K are available on the Company’s Internet website at http://www.albemarle.com. Shareholders can elect to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce the Company’s printing and postage costs and the number of paper documents shareholders would otherwise receive. The Company will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying the Company otherwise at Corporate Secretary, Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this proxy statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on such form for instructions on how to elect to access future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing the Company at Investor Relations, Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219 or by telephoning (804) 788-6107.

“Householding” of Proxy Materials and Annual Reports for Record Owners

     The Securities and Exchange Commission rules permit the Company, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce the Company’s expenses. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this proxy statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying the Company’s Corporate Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting our investor relations department as described above.

Separate Copies for Beneficial Owners

     Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Annual Report on Form 10-K by contacting the Company’s investor relations department as described above. Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting our investor relations department as described above.

OTHER MATTERS

     The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth in this proxy statement. However, if any other matters properly come before the meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Luther C. Kissam, IV, Secretary

Annex A

2006 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
OF
ALBEMARLE CORPORATION

Section 1: Purpose. The Purpose of the 2006 Stock Compensation Plan for Non-Employee Directors of Albemarle Corporation (hereinafter referred to as the “Plan”) is to enable the Corporation to pay part of the compensation of its non-employee Directors in shares of the Corporation’s common stock.

Section 2: Effective Date. This Plan shall be effective upon the approval of the Plan by the stockholders of the Corporation.

Section 3: Administration. This Plan shall be administered by the Corporate Governance and Social Responsibility Committee of the Board of Directors (hereinafter referred to as the “Committee”). The Committee may interpret the Plan, establish administrative regulations to further the purpose of the Plan and take any other action necessary to the proper operation of the Plan. All decisions and acts of the Committee shall be final and binding upon all Participants.

Section 4: Participation. Each non-employee who is a Director of the Corporation on the Effective Date of the Plan or who thereafter becomes a Director of the Corporation shall be a Participant in the Plan (hereinafter referred to as a “Participant”) until the non-employee director is no longer serving as a non-employee Director of the Corporation.

Section 5: Limit on Shares. No more than 75,000 shares of the Corporation’s Common Stock (hereinafter referred to as the “Shares”) may be issued under this Plan, subject to adjustment under Section 8.4 hereof.

Section 6: Grant of Shares. On the first business days of January, April, July and October each year, the Corporation will grant to each Participant 100 Shares. The Board shall have the authority to increase the amount of Shares issued to each Director during a calendar year but in no event shall more than 1000 Shares be issued to a Participant during any calendar year.

Section 7: Amendment, Suspensions or Termination. The Board of Directors may amend, suspend or terminate the Plan, but no such amendment shall, (i) increase the number of Shares that may be granted to any Participant under this Plan, except as provided in Section 6 hereof, or (ii) increase the total number of Shares that may be granted under this Plan; provided, however, that the Plan may not be amended more than once every six months other than to comply with changes in the Internal Revenue Code of 1986, as amended, or any rules or regulations promulgated thereunder. Any amendment of this Plan shall comply with the rules of the New York Stock Exchange or such other primary exchange on which the Shares are then traded.

Section 8: Miscellaneous.

8.1: Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for re-election by the Corporation’s stockholders.

A-1

8.2: Shares granted under the Plan may be newly-issued shares or shares which are reacquired by the Corporation on the open market.
8.3: Shares granted pursuant to the Plan shall be in addition to any annual retainer, attendance fees or other compensation payable to a Participant.
8.4: In the event of any change in capital, shares of capital stock, or any special distribution to the stockholders, the Board of Directors shall make equitable adjustments in the number of Shares that have been, or thereafter may be, granted to Participants.

8.5: The Plan shall be interpreted in accordance with, and the enforcement of the Plan shall be governed by, the laws of the state of Virginia.

 A-2

330 SOUTH FOURTH STREET
RICHMOND, VIRGINIA 23219

Vote 24 hours a day, 7 days a week!

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 18, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 18, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Albemarle Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or Internet, please do not send your proxy by mail.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
Albemarle Corporation (the “Company”) provides its annual reports and proxy statements over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents. If you are voting by the Internet or phone, please follow the instructions above to sign up for electronic access. If you are voting by mail, please mark the block on the proxy card to sign up for electronic access.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ALBML1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALBEMARLE CORPORATION

Vote on Directors

1.	Election of Directors

Nominees:

(01) J. Alfred Broaddus, Jr.       (07) Seymour S. Preston III
(02) Floyd D. Gottwald, Jr.        (08) Mark C. Rohr
(03) John D. Gottwald               (09) John Sherman, Jr.
(04) William M. Gottwald           (10) Charles E. Stewart
(05) R. William Ide III                 (11) Anne Marie Whittemore
(06) Richard L. Morrill
				For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any such nominee(s), mark “For All Except” and write name(s) of the nominee(s) on the line below. _______________________________

Vote on Proposals							For	Against	Abstain

2.	The proposal to approve the 2006 Stock Compensation Plan for Non-Employee Directors of Albemarle Corporation.						☐	☐	☐

3.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.						☐	☐	☐

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.

For address changes, please check this box and write them on the back where indicated.			☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	Yes	No
Please indicate if you wish to access annual reports and proxy statements electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.
							Yes	No
	☐	☐					☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Albemarle Corporation
Proxy for Annual Meeting of Shareholders to be held on April 19, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Floyd D. Gottwald, Jr., Seymour S. Preston III and William M. Gottwald, or any of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Albemarle Corporation, at the annual meeting of shareholders to be held April 19, 2006, and at any and all adjournments or postponements thereof.

The Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposal 2, FOR Proposal 3 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued on the other side)